Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8509	(650) 384-8850

Christopher Chai
Vice President, Treasury and Investor Relations
CV Therapeutics, Inc.
(650) 384-8560

CV THERAPEUTICS ANNOUNCES PRICING OF PUBLIC

OFFERING OF 9,000,000 SHARES OF COMMON STOCK

PALO ALTO, Calif., August 16, 2006 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has agreed to sell 9,000,000 shares of its common stock at a purchase price of $9.50 per share in a public offering. All of the shares are being offered by CV Therapeutics, Inc. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,350,000 shares of common stock to cover over-allotments.

Lehman Brothers Inc. and Merrill Lynch & Co. acted as joint lead managers and joint bookrunners of the public offering. Copies of the prospectus supplement can be obtained from Lehman Brothers’ prospectus department c/o ADP Integrated Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, email monica_castillo@adp.com, or by fax (631) 254-7268, or Merrill Lynch’s prospectus department at 4 World Financial Center, New York, NY 10080. Information about this offering is available in the prospectus supplement filed with the Securities and Exchange Commission.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved products include Ranexa® (ranolazine extended-release tablets) and ACEON® (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON®, an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including additional need for capital; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

CV Therapeutics, Inc.	3172 Porter Drive Palo Alto, CA 94304	Tel 650.384.8500 Fax 650.858.0390	www.cvt.com